Exhibit 10

Jeffrey T. Bowman
President & Chief Executive Officer
February 11, 2015
Mr. Vince E. Cole
1080 Peachtree Street NE
#3103
Atlanta, GA 30309

Re:	Executive Vice President & CEO Property & Casualty Americas
Dear Vince,
Consistent with our recent conversations, this offer letter (including the Confidentiality, Non-Solicitation and Non-Competition Agreement attached as Exhibit A hereto, collectively the "Offer Letter") sets forth the terms and conditions of your employment with Crawford & Company ("Crawford" or the "Company"), effective February 2, 2015. If you choose to accept this offer, please sign and date below and return the executed Offer Letter to my attention.
1.Title and Duties. You will be employed as Executive Vice President & CEO Property & Casualty Americas. In this capacity you will be based in Atlanta, Georgia, and will report to Crawford's President and Chief Executive Officer. Your Grade Level will be E19. You will be expected to perform such duties and responsibilities customary to this position and as are reasonably necessary to the operations of the Company. You will be expected to comply with all provisions of the Company's Employee Handbook and any other Company policies that may be in effect from time to time during your employment. The Company reserves the right to change any and all of its policies, including its benefit and compensation plans, and the specific duties of your position.

2.Compensation.

(a)Base Salary. Your annual base salary will be $500,000, less all applicable deductions and withholdings ("Base Salary"), payable bi-weekly in accordance with the Company's standard payroll practices. Your Base Salary will be reviewed annually, and any increases will be effective as of the date determined by Crawford's executive management team. Because your position is exempt from overtime pay, your Base Salary will compensate you for all hours worked.

(b)Bonus. Subject to approval of Crawford's Board of Directors, you are eligible to participate in the Crawford Short Term Incentive Plan ("STIP"). Your STIP Target Bonus will be 57.50% of your Base Salary, with a maximum STIP bonus of 115% of your Base Salary. Any STIP bonus will be payable in accordance with the STIP terms, and will be subject to applicable withholding taxes.

(c)Subject to approval of Crawford's Board of Directors, you are also eligible to participate in the Crawford Long Term Incentive Plan ("LTIP"). LTIP awards are granted pursuant to the terms of the LTIP by Crawford's Board of Directors. To the extent granted, awards are typically paid in February of each

1001 Summit Blvd. (30319) ■ P. O. Box 5047 ■ Atlanta, GA 30302 ■ (404) 300-1000 ■ Fax (678) 937-8260

Exhibit 10

calendar year.

(d)The terms of the Crawford STIP and LTIP are incorporated herein by reference.

3.Employee Benefits. You shall be eligible to participate in the employee benefit plans and programs maintained by the Company and offered to executive level employees from time to time, to the extent you otherwise qualify under the provisions of any such plans which are incorporated herein by reference. The Company reserves the right to modify its benefit offerings as it deems appropriate. The Company's current vacation policy provides you with four weeks paid vacation per calendar year.

4.Auto Allowance. During the term of your employment, at your option, the Company shall either (i) provide an automobile suitable for your purposes, with an acquisition value not to exceed $60,000, or (ii) a monthly auto allowance of $960. Payable bi-weekly in accordance with the Company's standard payroll practices and subject to withholding taxes, all in accordance with the Company's automobile program.

5.Severance. In the event your employment with the Company should be terminated (i) in the event of a "change-in-control" of the Company or (ii) without cause, both as solely defined by the Chief Executive Officer, the Company agrees that you will be paid severance compensation, in lump sum, in an amount equal to: (i) one year of your then current base salary plus (ii) the pro-rated amount of any bonus which would have been earned for the performance year in which the termination occurs, provided all applicable performance conditions are met, all subject to withholding for all applicable taxes, payable as soon as is practicable following the termination of employment (subject to required waiting periods under Section 409A of the Internal Revenue Code or any other applicable statute or regulation). This severance compensation shall be in lieu of any other severance payments you may be entitled to as a result of such termination of employment. Your receipt of any such severance payment is subject to execution by you and Crawford of an agreement achieving mutually acceptable terms on matters pertaining to:

(a)return of all Crawford property, documents, or instruments;
(b)no admission of liability on the part of Crawford;
(c)general release of any and all claims;
(d)non-disclosure of the arrangements;
(e)non-solicitation of employees and customers;
(f)non-competition;
(g)cooperation, and
(h)non-disparagement.
6.At-Will Employment. Your employment with the Company is for no specified period of time. Your employment relationship will remain at-will and either you or the Company may terminate the relationship at any time, for any reason.

7.Confidentiality, Non-Solicitation and Non-Competition. The salary and benefits outlined in this Offer Letter are contingent upon your execution of the Confidentiality, Non-Solicitation and Non-Competition Agreement attached hereto as Exhibit A.

8.Enforceability; Governing Law. This Offer Letter, and all claims arising out of or related to this Offer Letter, will be governed by, enforced under and construed in accordance with the laws of the State of Georgia without regard to any conflicts or conflict of laws principles in the State of Georgia that may result in the application of the law of

1001 Summit Blvd. (30319) ■ P. O. Box 5047 ■ Atlanta, GA 30302 ■ (404) 300-1000 ■ Fax (678) 937-8260

Exhibit 10

any other jurisdiction. The failure of either party at any time to require performance by another party of any provision of this Offer Letter will not constitute a waiver of that party's right to require future performance.

9.Entire Agreement. The provisions contained herein, incorporated herein by reference, and in Exhibit A hereto constitute the entire agreement between the parties with respect to your employment and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to your employment.

10.Modification. No modification of this Offer Letter shall be valid unless in writing and signed by you and the President and Chief Executive Officer of Crawford.

By signing this Offer Letter, you acknowledge that (a) you are not guaranteed employment for any definite duration and that either you or the Company may terminate your employment relationship with the Company at any time, for any reason, (b) you were given the opportunity to consult with an attorney of your choosing prior to executing this Offer Letter, and (c) except as set forth herein, no promises or inducements for this Offer Letter have been made, and you are entering into the Offer Letter without reliance upon any statement or representation by the Company or its agents concerning any material fact.
Please contact me with any questions or issues that you may have concerning this Offer Letter.

Best regards,

/s/ Jeffrey T. Bowman

Jeffrey T. Bowman
Agreed and Accepted:
/s/ Vince E. Cole                     2/15/2015
Vince E. Cole                            Date

1001 Summit Blvd. (30319) ■ P. O. Box 5047 ■ Atlanta, GA 30302 ■ (404) 300-1000 ■ Fax (678) 937-8260

Exhibit 10

EXHIBIT "A"
CRAWFORD CONFIDENTIALITY, NON-SOLICITATION
AND NON-COMPETITION AGREEMENT
This Agreement is made between Vince E. Cole and Crawford & Company ("Crawford" or "the Company"). In consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration including, but not limited to, the employment of Employee by Crawford, the wages offered and paid to Employee by Crawford during Employee's employment, the training the Employee will receive from the Company regarding compliance and the methods and operations of the Company at considerable expense to the Company, and access to and knowledge of the Company's confidential information and trade secrets the Employee will receive, the parties hereto agree as follows:

1.	Definitions:

a.	"Company" means Crawford & Company, along with its subsidiaries, parents, affiliated entities, and includes the successors and assigns of Crawford or any such related entities.

b.
"Business of the Company" means claims management, claims adjusting, medical management, medical bill review, administrative services and other services provided by Crawford from time to time or as described in the most recent Annual Report of Crawford & Company.

c.
"Confidential Information" means information about the Company and its Employees and/or customers which is not generally known outside of the Company, which employee learns of in connection with employee's employment with the Company, and which would be useful to competitors of the Company. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, financial records, business plans, strategies and ideas, promotional materials, education and training materials, research and development, technology and software systems, price lists, and recruiting strategies; (2) the nature, origin, composition and development of the company's products and services; (3) proprietary information and processes, and intellectual property; and (4) customer information and the manner in which the Company provides products and services to its customers.

d.	"Trade Secrets" means Confidential Information which meets the additional requirements of the Uniform Trade Secrets Act or similar state law.

2.
Duty of Confidentiality. Employee agrees that during employment with the Company and for a period of two (2) years following the cessation of that employment for any reason, Employee shall not directly or indirectly divulge or make use of any Confidential Information (so long as the information remains confidential) without prior written consent of the Company. Employee further agrees that if Employee is questioned about information subject to this agreement by anyone not authorized to receive such information, Employee will promptly notify Employee's supervisor(s) or an officer of the Company. This Agreement does not limit the remedies available under common

1001 Summit Blvd. (30319) ■ P. O. Box 5047 ■ Atlanta, GA 30302 ■ (404) 300-1000 ■ Fax (678) 937-8260

Exhibit 10

or statutory law, which may impose longer duties of non-disclosure.

3.
Non-Disclosure of Trade Secrets. Employee agrees that during employment with the Company and indefinitely following the cessation of that employment for any reason, Employee shall not directly or indirectly divulge or make use of any Trade Secrets (so long as the information remains a Trade Secret under Georgia Law or other applicable State Law) without prior written consent of the Company. Employee further agrees that if Employee is questioned about information subject to this agreement by anyone not authorized to receive such information, Employee will promptly notify Employee's supervisor(s) or an officer of the Company.

4.
Non-Disclosure of Personal Information. Employee acknowledges that during the course of Employee's employment, Employee may obtain information regarding individuals as a result of services provided to Crawford customers such as (i) claim and personal health information, (ii) social security number, (iii) date of birth and (iv) salary information ("Personal Information"). Employee agrees:

a.
Not to acquire, use, or distribute such Personal Information without the express consent of the subject of such Personal information, or only to the extent federal or state law allows such acquisition and disclosure of Personal Information without consent.

b.	To acquire, use and/or distribute Personal Information solely for the purposes of carrying out the daily functions of Employee's job.

c.
To disclose Personal Information only to authorized third parties. These agencies may include, but are not necessarily limited to, independent review agents, claims adjusters, benefits administrators, attorneys and employers.

d.
To limit access to computerized Personal Information solely to staff, authorized users and administrative personnel and abide by all security measures designed to assure that unauthorized personnel are not afforded access to Personal Information.

5.
Return of Property and Information. Employee agrees to return all the Company's property immediately upon the cessation of Employee's employment for any reason. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to employee or which employee has developed or collected in the scope of Employee's employment, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, badges, passes, access cards, instruments, tools, devices, computers, mobile phones and devices, flash drives, pagers, materials, documents, plans, records, notebooks, drawings, or papers.

6.	Non-Competition.

Employee acknowledges that if he were to compete with the Company in the Business of the Company, he could cause serious harm to the Company. Employee further acknowledges that during his employment, Employee will gain valuable confidential business or professional information that qualify as Trade Secrets under the Georgia Uniform Trade Secrets Act and that otherwise does not qualify as trade secrets; maintains and builds

1001 Summit Blvd. (30319) ■ P. O. Box 5047 ■ Atlanta, GA 30302 ■ (404) 300-1000 ■ Fax (678) 937-8260

Exhibit 10

substantial relationships with specific prospective or existing customers or clients; and maintains and builds customer or client goodwill associated with the Business of the Company throughout the United States. Further, Employee acknowledges that he will derive significant value from the Company and from the Confidential and Trade Secret Information of the Company provided to him during his employment with the Company, which will enable him to optimize the performance of the Company's global performance and his own personal, professional, and financial benefit.

a.
Therefore, during employment with the Company and for a period of twelve (12) months following the termination of Employee's relationship with the Company for any reason, at the option either of the Company or Employee, with or without notice, the Employee agrees that he shall not directly or indirectly engage in the Business of the Company or in any competitive business or provide services to a competitive business of the Business, as an owner, partner or agent, or as employee.

7.
Non-Solicitation Covenant. Employee agrees that during employment with the Company and for a period of twelve (12) months following the cessation of employment, Employee will not directly or indirectly solicit or attempt to solicit any Business of the Company from any of the customers of the Company with whom Employee had direct or indirect contact and/or dealings during the last year of Employee's employment with the Company.

8.
Non-Recruitment of Employees. While employed by the Company, and for a period of twelve (12) months following the cessation of employment, Employee will not directly or indirectly solicit or attempt to solicit any employee of the Company for the purpose of encouraging, enticing, or causing said employee to terminate employment with the Company.

9.
Non-Disparagement. Employee shall not, at any time during the term of employment and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging the Company or its respective officers, directors, employees, advisors, businesses or reputations.

10.
Remedies. The parties acknowledge and agree that (a) this Agreement is reasonable and necessary for the protection of the business and goodwill of Crawford, (b) any breach of this Agreement by Employee will cause Crawford substantial and irreparable harm, and (c) Employee has received good, valuable and adequate consideration in exchange for the covenants contained in this Agreement. Consequently, if the Employee breaches this Agreement, the Company shall be entitled to injunctive relief in addition to any and all remedies available at law. Moreover, to the extent Employee breaches this Agreement, the time periods set forth herein are continued for the period of Employee's breach of the Agreement. The prevailing party shall be entitled to recover its costs and attorney's fees in any proceeding brought under this Agreement. The existence of any claim or cause of action by Employee against the Company, including any dispute relating to the termination of this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.

11.	Construction of Agreement. The covenants contained herein shall be presumed to be enforceable,

1001 Summit Blvd. (30319) ■ P. O. Box 5047 ■ Atlanta, GA 30302 ■ (404) 300-1000 ■ Fax (678) 937-8260

Exhibit 10

and any reading causing unenforceability shall yield to a construction permitting enforcement. If any single covenant or clause shall be found unreasonable, unenforceable or both, it shall be modified as appropriate to protect the Company's interests or severed and the remaining covenants and clauses shall be enforced in accordance with the tenor of the Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be enforced to the extent reasonable, whether said revisions are in time, territory, or scope of prohibited activities. This Agreement represents the entire understanding between Employee and the Company on the matters addressed herein and supersedes any such prior agreements and may not be modified, changed or altered by any promise or statement by the Company until such modification has been approved in writing and signed by both parties. The waiver by the Company of a breach of any provision of this Agreement by any employee shall not be construed as a waiver of rights with respect to any subsequent breach by Employee.

12.
At-Will Status. Nothing in this Agreement shall change or alter the status of Employee's employment as being "at-will." As such, either party may terminate the employment relationship at any time and for any reason.

13.	Choice of Law. This Agreement and any and all disputes related to or arising from this Agreement shall be governed and interpreted according to the laws of the State of Georgia.

14.
Survival. This Agreement shall remain in effect, unless modified in writing signed by both Employee and on behalf of the Company, throughout the course of Employee's employment with the Company and shall survive the termination of Employee's employment with the Company.

Employee represents and warrants that Employee has the full power and capacity to enter into this Agreement. Employee also represents and warrants that in entering into this Agreement, Employee is not in violation of any contract or agreement, whether written or oral, with any other person to which Employee is a party or by which Employee is bound and that entering into this agreement will not violate or interfere with the rights of any other person, firm, or corporation. Employee has carefully read and understands the provisions of this Agreement, and understands that he has the right to seek independent advice, consult with an attorney and/or propose modifications prior to signing the Agreement.

Executed at this 15 day of February, 2015.

/s/ Vince E. Cole                 /s/ Jeffrey T. Bowman
Vince E. Cole                            Jeffrey T. Bowman

1001 Summit Blvd. (30319) ■ P. O. Box 5047 ■ Atlanta, GA 30302 ■ (404) 300-1000 ■ Fax (678) 937-8260